COVER
CONTINUING GROWTH

2006 ANNUAL REPORT

FLAP

THE EXPLORATION COMPANY
A PROFILE

The Exploration Company is a full-cycle natural resources firm that explores for, develops and produces crude oil and natural gas. Based in San Antonio, TXCO holds leases on more than 920,000 gross acres. It has been a pioneer in exploring and developing the Maverick Basin of Southwest Texas, where it holds 707,000 gross acres with unconventional oil sands and multiple resource play potential. It also holds 141,000 gross acres in the Marfa Basin of West Texas. It exited 2006 with proved reserves of 41.4 bcfe, continuing a multi-year reserve-growth trend. The company owns and operates a 91-mile natural gas pipeline serving the Maverick Basin.

In February 2007, TXCO announced the signing of an agreement to acquire Output Exploration LLC, a private, Houston-based exploration and production firm. The proposed acquisition is expected to double TXCO’s proved reserves, sharply increase daily production and enhance its exposure to familiar geologic plays.

TXCO’s long-term business strategy seeks continuing growth in shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling program through the use of advanced technology, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations using the successful efforts method of accounting. The company’s common stock trades on Nasdaq’s Global Select Market under the ticker symbol TXCO.

                        INDEX
Performance Highlights	Inside Front Cover
Acreage Maps	Page 1
Letter to Shareholders	Page 2
Questions and Answers	Page 5
Operations Review	Page 6
Directors and Management	Page 8
SEC Form 10-K	Center Section
Shareholder Information and Glossary	Inside Back Cover

BACK

The Exploration Company
777 East Sonterra Boulevard, Suite 350
San Antonio, Texas 78258
Phone:  (210) 496-5300
Fax:  (210) 496-3232
Email:  txco@txco.com
www.txco.com

INSIDE FRONT COVER
PERFORMANCE HIGHLIGHTS
U.S. dollars in thousands except per-share amounts	2006	2005	2004	2003	2002
FINANCIAL HIGHLIGHTS
Total revenues	$72,418	$67,000	$57,735	$39,545	$18,958
Net income (loss)	$7,241	$13,741	$2,797	$41	$(311)
Income (loss) from operations	$10,536	$7,330	$5,887	$1,446	$(61)
EBITDA*	$37,305	$21,333	$18,128	$12,672	$7,602
EBITDAX*	$40,273	$24,599	$20,577	$14,859	$9,169
Net cash provided by operating activities	$24,724	$6,260	$16,447	$15,158	$7,389
Property development and exploration costs	$51,409	$32,367	$32,289	$28,023	$20,814
Basic income (loss) per share	$0.23	$0.48	$0.11	$0.00	$(0.02)
Diluted income (loss) per share	$0.22	$0.48	$0.10	$0.00	$(0.02)
Weighted average number of common shares outstanding
- Basic	31,916	28,444	26,066	20,781	19,081
- Diluted	33,247	28,885	26,971	21,295	19,081
Current assets	$18,369	$17,047	$13,038	$11,737	$7,955
Oil and gas properties	$119,574	$84,467	$94,836	$66,156	$39,328
Total assets	$143,801	$109,536	$114,237	$84,206	$53,036
Long-term debt, net of current portion	$2,351	$1	$17,099	$15,426	$6,143
Redeemable preferred stock, Series B
(redemption value - $16 million)	-	-	$10,991	$10,135	-
Total stockholders’ equity	$123,652	$83,281	$65,682	$42,792	$36,970
RESERVE HIGHLIGHTS
Oil, mbbls	5,580	4,957	3,374	2,129	1,479
Natural gas, mmcf	7,955	9,656	17,701	15,624	14,675
Natural gas equivalent, mmcfe	41,437	39,398	37,945	28,398	23,549
Reserves per share, mcfe	1.25	1.36	1.40	1.33	1.23
SEC PV-10 value	$92,704	$110,621	$80,768	$56,793	$45,382
SALES HIGHLIGHTS
Oil, mbbls	791	397	321	454	314
Natural gas, mmcf	1,104	2,222	2,975	2,108	2,487
Natural gas equivalent, mmcfe	5,852	4,605	4,901	4,832	4,371
Average sales price, $/bbl**	$62.56	$54.21	$38.72	$28.30	$24.56
Average sales price, $/mcf**	$7.18	$7.65	$5.96	$5.48	$3.35
Average sales price, $/mcfe**	$9.81	$8.37	$6.16	$5.05	$3.67
Lease operating expense, $/mcfe	$1.67	$1.88	$1.44	$1.22	$1.16
Depletion cost, $/mcfe	$4.04	$2.69	$1.97	$1.71	$1.44
   *   See the Investor Relations section of TXCO’s Web site at www.txco.com, for a reconciliation of non-GAAP financial measures.
   **   Average sales prices exclude the impact of hedging.

INSIDE PAGES
TEXAS ACREAGE BLOCKS

The Exploration Company holds nearly 850,000 gross acres under lease in Texas, including 707,000 acres (601,000 net) in its core Maverick Basin area and 141,000 acres (67,000 net) in the Marfa Basin. A proposed acquisition of Output Exploration LLC, announced in February 2007, would add approximately 31,000 net acres, centered on the onshore Gulf Coast region of Texas and the Anadarko Basin in the Midcontinent region of western Oklahoma.

LEGEND
maroon	--	TXCO -- all rights
blue	--	TXCO -- oil sands AMI, 50% WI
tan	--	TXCO -- shallow rights EnCana JV -- 50% WI, deep rights only
brown	--	TXCO -- shallow rights only
lt green	--	TXCO -- Glen Rose and San Miguel waterflood, EnCana all other zones
taupe	--	TXCO -- all shallow rights to Glen Rose, EnCana deeper zones
dk green	--	TXCO -- Marfa Basin, 50% WI
rust	--	Output Exploration Acreage

The page shows a map of Texas and Oklahoma with TXCO's holdings highlighted, and inset maps focusing on the Maverick and Marfa Basins. The inset maps show the type of holding by shading as indicated in the Legend.

LETTER TO SHAREHOLDERS

MY FELLOW SHAREHOLDERS:
TXCO begins 2007 as a new and larger company with more growth opportunities than ever. Just a few weeks ago, we signed an acquisition agreement with Output Exploration LLC, a privately held exploration and production firm based in Houston, which has onshore oil and gas properties around the Gulf Coast and in the Midcontinent.
This is the largest transaction in our 27-year history. It builds on past success, continuing our growth story. Under the agreement, TXCO:
• Pays $95.6 million in cash and common stock for Output’s Gulf Coast and Midcontinent assets.
• Gains Output’s 40 bcfe in proved reserves at a very competitive $2.39/mcfe.
• Doubles its estimated proved reserves and gains 51 bcfe in probable and possible reserves.
• Increases daily oil and gas production by two thirds.
• Gains 30,000 net acres, raising our net leasehold to more than 740,000 acres -- a very large position for a company our size.
We’re moving toward closing as I take time to write you. Our conservative debt profile allowed us to make this landmark acquisition in such a manner that our debt-to-asset ratio will remain moderate. One question I’ve been asked since the announcement is, are we discounting our Maverick Basin assets?

Not in the least. Energy companies continually look at buying, selling and trading assets; offers cross my desk weekly. What caught my eye about Output is its assets offer a good fit with what we’re already doing. Output’s core property is the Fort Trinidad Field of East Texas, an area prospective for the same plays we know well and produce from in the Maverick Basin, such as the Glen Rose, Buda and Austin Chalk. This creates synergy with what we’re doing already, allowing our technical and operations people to make immediate use of their expertise in a new, high-potential area.

MAVERICK BASIN FOCUS
To demonstrate our continuing Maverick Basin emphasis, we recently announced TXCO has increased its Maverick Basin lease position to approximately 601,000 net acres. This increase includes 85,680 acres in a formation across the southern portion of our block purchased from EnCana Oil & Gas (USA) Inc. and 77,000 acres in new leases prospective for the San Miguel oil sands.
Besides Fort Trinidad, we gain new prospects elsewhere via the Output acquisition that can contribute to our continuing growth. I want to point out one of the most valuable assets we gain in this acquisition will be Output’s experienced professionals. We welcome them to our family.

STRONG FINANCIAL PERFORMANCE
With all the excitement this acquisition brings, I believe we should take a moment to look back at 2006. One year ago in this letter, I wrote you Òthe continuing growth prospects for The Exploration Company have never been betterÓ as we came off our asset sale with EnCana. Our strong 2006 financial results proved that.
TXCO’s net income for 2006 was $7.2 million, equal to $0.22 per diluted share. That compares with $13.7 million, or $0.48 per diluted share in 2005, a figure that included a one-time gain from the EnCana asset sale.
Let’s look for a moment at our income from operations, which gives a better measure of how we did, year over year. Operating income in 2006 was a record $10.5 million, a 40 percent increase from $7.3 million in 2005.
Net cash provided by operating activities was $24.7 million, another record and a solid gain over $6.3 million in 2005.
Ebitda -- earnings before income taxes, interest expense, depreciation, depletion, amortization, impairment and abandonment expense -- was a record $37.3 million, 75 percent above the $21.3 million in 2005. Ebitdax -- Ebitda plus exploration expense -- also was a record, $40.3 million compared with $24.6 million in the prior year. Please visit our Web site at www.txco.com for a reconciliation of these non-standard financial measures.
Revenues rose to a record $72.4 million in 2006, an 8 percent increase from $67.0 million in the prior year. Assets were $143.8 million, up 31 percent from $109.5 million in 2005. We were able to combine strong oil production with record oil prices to achieve these outstanding results.
Our 91-mile Maverick-Dimmit Pipeline continues to provide a vital link connecting Maverick Basin gas production to markets in both the United States and Mexico. Its multiple delivery points allow us to move gas to the best-priced markets, allowing us to enjoy better returns. The system throughput was 1.9 million mmBtu in 2006, compared with 3.1 million mmBtu in 2005. Gas gathering revenues were $15.9 million, compared with $28.4 million in 2005, reflecting lower throughput and commodity prices.
I believe our pipeline is a key TXCO asset that can only grow in value as the gas resource plays in the Maverick Basin develop.

RESERVES, PRODUCTION GROWTH
One of the best measures of any oil and gas company’s success is its proved reserves number. TXCO’s proved reserves continue long-term growth. At year-end 2006, our proved reserves were 41.4 bcfe, a 5 percent gain after we produced 5.9 bcfe during the year. Just five years ago, our proved reserves stood at only 12.7 bcfe, giving you a good benchmark of our growth. In keeping with our conservative business approach, these figures do not include estimated probable and possible reserves, although I’m certain those numbers would be substantial. And remember, our proved reserves will double as we add Output’s assets in 2007, in addition to the drilling and development we have planned.
TXCO achieved a 134.8 percent all-source reserve replacement rate in 2006, almost all of that through drilling. Our year-end reserve life index was seven years and with the addition of Output’s proved reserves our reserve live index will increase substantially to 10.1 years.
Our 2006 oil and gas production was up 27 percent from 2005. TXCO’s oil production doubled as our prolific Glen Rose Porosity oil play recorded substantial increases, more than offsetting a decline in natural gas as we focused our drilling on the Porosity.

POROSITY RESULTS
I’ll discuss TXCO’s operations briefly but please read this report’s operations section, starting on page 6. We began 57 wells in Texas during 2006, including one re-entry on our new Marfa Basin acreage.
The Glen Rose Porosity play, our top performer, saw 31 new wells and re-entries as we continued to develop this exciting but unique play. In the five years since the Porosity’s discovery, it has produced nearly 3.7 million barrels of oil.
We’re not done yet: This geologic feature extends for more than 30 miles across the southern portion of our leaseblock -- and we have identified hundreds of drilling locations.

GROWTH CATALYSTS
We will be drilling the Porosity for years to come, which I believe will continue to provide excellent cash flow as we press ahead with development of three other growth catalysts we have identified:
• The Pearsall resource play.
• The San Miguel oil sands.
• The Marfa Basin’s Barnett/Woodford shales.
Our partner, EnCana, drilled our first vertical well to the Pearsall in the second half of 2006 and we have budgeted for three more Pearsall wells this year. It was the Pearsall that first brought us to the Maverick Basin nearly 20 years ago and its potential is now attracting the interest of many industry players. Anadarko Petroleum in 2006 announced it had acquired more than 300,000 acres adjacent to us.
By early 2007, its first three wells have been drilled and await completion. Also, a group of former EnCana managers have drilled their first Pearsall well, now awaiting completion. It’s nice to see others confirm what we’ve known all along: The Maverick Basin has great untapped resource potential.
Meanwhile, we started a two-well cyclic steam injection pilot on our San Miguel oil sands acreage in late 2006. If successful, the oil sands could dwarf everything else we have in the basin.
We know the heavy crude is there, the geologic risk is minimal. Major operators proved its presence years ago in other pilot projects. But comparatively low crude prices and limited technology available at that time made the play uneconomic. Crude prices are higher now and with improved technology, we’re hopeful the San Miguel’s promise can be brought to market profitably.
In the Marfa Basin, we re-entered one well in the second half of 2006 that confirmed the presence of gas in the target Barnett/Woodford shales. We’re moving ahead with plans to fracture-stimulate the well.

Overall, TXCO has a 2007 capital budget of $70-$75 million, our largest ever, targeting more than 90 gross wells plus leasehold additions. We’re well under way on this CAPEX program with five rigs operating in the Maverick Basin, a record for us at this point in the first quarter. Output plans an additional $15 million CAPEX budget with the largest share, $6 million, going to Fort Trinidad.

LOOKING AHEAD
More than ever, TXCO is a growth story. We begin 2007 with new opportunities, prospects in multiple resource plays, available liquidity and a strong balance sheet that will allow us to build on our momentum. Despite all the changes we have seen recently, TXCO continues to follow principles I have set out in past years:
• Focused exploration, exploitation and strategic acquisitions.
• Internally developed, multi-year drilling inventory through use of 3-D seismic.
• Maintaining a strong balance sheet with a conservative debt profile.
• Maximizing value-creation by evaluating multi-pay zones in every well drilled.
• Accelerating drilling programs through internal cash flow, our reserve-based credit facility and key industry alliances.
Our continuing growth has attracted interest. One measure of that success was the doubling of our share price in 2006. Another is a growing number of institutional shareholders, who after careful analysis decided TXCO belongs in their portfolios. We also have growing analyst coverage; our success story is getting around.
   I want to thank our employees who have made that growth possible and in particular I welcome the Output employees who are joining us. Our employees are the people who match technology with our prospects and create new value for our shareholders.
Their job and mine is to enhance shareholder value. I believe this company still represents an untold growth story.
I want to be sure and take a moment and salute Steve Gose, our Chairman of the Board for more than 20 years, who retired at the end of 2006. TXCO would not be the successful company it is today without Steve’s wisdom and expertise. He has proved a wise counselor, confidant, energy industry expert and friend. We certainly miss him at TXCO and all of us wish him an enjoyable retirement.
I look forward to a profitable year that will prove all of us who invested in TXCO made a wise choice.

Warmest regards to each of you,
/s/ James E. Sigmon
James E. Sigmon
Chairman, President and CEO
March 19, 2007

QUESTIONS AND ANSWERS

Your proposed acquisition of Output Exploration changes TXCO’s asset mix significantly. How do you see Output combining with your existing organization?
We believe Output’s assets fit well with TXCO, allowing the company’s continuing growth trend to accelerate. Output’s core operation, the Fort Trinidad Field of East Texas, has similar geological formations -- the Glen Rose, Buda, Austin Chalk and Eagleford/Woodbine -- as TXCO’s core Maverick Basin acreage in Southwest Texas. This will allow us to expand operations as we pursue plays that our technical and operations teams know well.
Output also offers the potential to expose TXCO to new plays. For example, its East Texas acreage position is situated in the prolific, down-dip Bossier play, which offers new growth potential as the play expands.

How did your strategic alternatives program impact TXCO’s results in 2006?
The strategic alternatives review was an important building block that will help grow the company for many years to come. Completed in late 2005, we could see its immediate impact in a successful 2006. One major result was TXCO’s increased stake in the prolific Glen Rose Porosity oil play. We now have a 100 percent working interest in most of our Porosity acreage, compared to a 50 percent working interest prior to the 2005 asset sale to EnCana. That greater interest, coupled with increased drilling, enabled the company to greatly increase its oil production during 2006. Over six quarters, from the May -- June period of 2005 to fourth-quarter 2006, TXCO’s sales from the Porosity increased 492 percent. This trend caused our overall cumulative oil and gas sales to rise 28 percent in 2006 from the prior year. Also, our partnership with EnCana resulted from the review, which allowed us to start drilling the Pearsall gas resource play.
An uncertain prospect for many years, we are optimistic advanced drilling and completion techniques will make the Pearsall a consistent winner. The Pearsall’s promise has drawn the interest of other industry players to the Maverick Basin. However, TXCO and EnCana hold the largest position in the basin with multiple drilling prospects.

Going forward, do you expect TXCO’s growth to continue?
We believe it will accelerate. TXCO has hundreds of identified drilling targets in the Maverick Basin, plus multiple targets identified by Output Exploration before the proposed acquisition agreement. Our Marfa Basin acreage in West Texas also has potential going forward. TXCO’s capital expenditure budget for this year is a record $70-75 million targeting 90-plus wells. Separately, Output has planned a $15 million CAPEX program for 2007. An ambitious drilling program will translate into increased oil and gas production and higher reserves.
TXCO has plenty of room for growth in the years to come on its extensive acreage position.

You talk often about TXCO’s Ògrowth catalysts.Ó What are they? Why are they important?
We have identified three prospects that have the potential to accelerate TXCO’s continuing growth:
• First is our San Miguel oil sands project. The Maverick Basin’s oil sands represent between 7 billion and 10 billion barrels of heavy oil in place. The geologic risk is slight, the industry has known about the oil sands for many years. The uncertainty has been whether anyone can profitably extract that oil. We started a pilot in 2006 that will help answer this question. Initial results have been promising.
• Second is the Maverick Basin’s Pearsall gas resource play. This formation has been a heartbreaker for years. Early drillers would follow successful wells with dry holes. We believe improved technology could make the Pearsall into a consistent resource play. We drilled our first Pearsall well last year, the first of a series of eight wells in partnership with EnCana. Testing of that well is under way now and results are positive.
•

Third is our Marfa Basin acreage in West Texas. The Marfa Basin has similar geology to the prolific Fort Worth, Arkoma and Delaware basins, which are productive from the Barnett and Woodford shales. We re-entered the first well on our Marfa acreage in the second half of 2006 and learned a great deal about the geology of the area. In 2007, we will build on that information.

There are a lot of oil and gas companies on the stock market. What makes The Exploration Company attractive?
TXCO’s continuing growth has caught the attention of more and more investors. For example, we have a growing number of institutional investors in our shares, who have bought TXCO only after extensive research. At the end of 2005, there were 33 institutions holding TXCO shares. By early 2007, that number had risen to 113, holding nearly 60 percent of our shares. They like what they find after hearing our story: TXCO offers an attractive investment because of its extensive acreage position with multiple resource-play potential; thousands of drilling locations targeting multiple formations; an ongoing record of proved reserve, production and cash-flow growth; a seasoned, conservative management team; and comparatively low debt. That has translated into continuing growth in our share price.

OPERATIONS REVIEW

Continuing success in TXCO’s Glen Rose Porosity oil play led to higher oil and gas sales for the Company during 2006. On an equivalent basis, TXCO sales volumes rose to 5.9 bcfe, 28 percent higher than in 2005 and the second-highest annual production figure in the company’s history.
Oil sales doubled compared to 2005, reaching 795,838 barrels, more than offsetting a decline in natural gas production as the company emphasized its successful Porosity oil drilling program.
Since its discovery five years ago, the unusual Porosity formation -- composed of thousands of separate traps or pods spread across 30 miles -- has produced nearly 3.7 million barrels of light, low-sulfur crude. Porosity oil fetches a premium to the industry-benchmark West Texas Intermediate crude. The reservoir’s natural pressure makes pumping units unnecessary on most wells, which cuts operating costs.

THE POROSITY AND TECHNOLOGY
Although TXCO and its partners have drilled 75 Porosity wells to date, company technicians have identified hundreds more drilling targets across the southern portion of TXCO’s Maverick Basin acreage. Advances in seismic imaging and drilling techniques have made the Porosity more predictable. The company’s technical staff uses advanced interpretation techniques to enhance TXCO’s proprietary 3-D seismic data of the area, further refining the location of attractive Porosity targets. Multiple horizontal laterals enable the company to produce from adjoining Porosity traps.
TXCO targeted the Porosity in 2006 with 31 wells. Overall, the company spudded or re-entered 57 Texas wells, up from 51 wells in 2005. TXCO drilled 15 wells to the Pena Creek San Miguel waterflood, four to the Georgetown, one each to a Glen Rose Shoal and Reef and one to the Pryor.

FIRST PEARSALL WELL
TXCO and its partner, EnCana USA, spudded the first in a series of wells planned for the Pearsall, a gas resource play, in the second half of the year. The Pearsall interval was cored, then tested, prior to fracturing with small treatments. The well went on production in early 2007 at 75 mcfd. The wellbore will be used for microseismic testing when an offset well is drilled horizontally and fractured.

The Pearsall is a blanket shale structure that may lend itself to development in a similar manner to the prolific Barnett Shale in the Fort Worth Basin of North Texas. Other recognized operators, led by Anadarko Petroleum, entered the Maverick Basin in 2006 and have begun drilling the Pearsall. TXCO and its partners continue to hold the largest Pearsall acreage position in the basin.

SAN MIGUEL OIL SANDS
One of TXCO’s most exciting operational developments in 2006 was start-up of an initial, two-well pilot to test production techniques in the San Miguel oil sands. With estimates of some 7 billion to 10 billion barrels of oil in place, the San Miguel represents one of the largest such deposits in the United States. While well-defined geologically, the formation resisted commercial development during tests in the past by other firms.
Since those early tests, which ended in the 1980s, there have been numerous technological advances in producing crude from oil sands. TXCO and its partner are using a cyclic steam injection process in the current pilot. It uses a three-step process to first inject ultra-hot steam, then heat-soak the reservoir rock and last flowback oil and water.
The first test cycle raised the well’s bottomhole temperature from 110¡ F to 300¡ F, insufficient for oil production; not unusual for start-up of a cyclic steam project. The second cycle, now under way, is expected to bring the formation temperature to 350 -- 400¡ F, sufficient to initiate oil production. Initial tests continue.
TXCO holds economic advantages over the earlier oil sand pilots: As an established area operator, it has ample light oil readily available to dilute the ultra-heavy San Miguel oil into refinery-grade crude usable by Gulf Coast refiners, ready access to natural gas and coal to fuel the steam-generation equipment, and available water for steam.
TXCO’s Maverick-Dimmit Pipeline Ltd. unit moved 1.9 million mmBtu. The 91-mile system serves TXCO and other Maverick Basin gas producers. The pipeline currently is exploring expansion to serve new wells drilled to the Pearsall formation. The company expects overall gas production to rise in the Maverick Basin in coming years as TXCO and other producers target the Pearsall gas resource play. The Pearsall shale underlies virtually all of the basin.

NEW DRILLING RIG
The company acquired and began operating its own drilling rig in the Maverick Basin in 2006. A company-owned rig offers significant cost savings, particularly since the hundreds of identified drilling locations in the Maverick Basin have the potential to keep the rig and its new crew busy for many years to come.

MARFA ACTIVITY
In West Texas, TXCO and a partner began initial development of Marfa Basin acreage in the second half of the year by re-entering an existing well, targeting the Barnett and Woodford shales. The well was drilled originally in the 1970s by an operator who unsuccessfully targeted a lower formation. The re-entry has provided valuable information on the target zones and confirmed the presence of natural gas.

RESERVES CONTINUE CLIMB
TXCO continued its long-term trend of year-over-year increases in proved reserves. Net proved reserves at year-end 2006 rose to 41.4 bcfe, up 5 percent from 39.4 bcfe at the end of 2005. Combined with 2006 production of 5.9 bcfe, gross reserve additions were 7.9 bcfe. TXCO had a 134.8 percent all-source reserve replacement rate for the year. The standardized measure value of the estimated, discounted future net cash flows related to proved reserves at year end were $102.0 million, based on adjusted commodity prices of $57.75 per barrel for crude oil and $5.40 per mmBtu for gas, compared with $98.0 million in 2005.
In the last five years, TXCO’s proved reserves have increased 325 percent as the company has more than replaced production on a consistent basis. Gross reserve additions for 2006 were 7.9 bcfe -- all via the drillbit. The year-end reserve mix was 81 percent oil and 19 percent gas. Approximately 48 percent of TXCO’s reserves are proved developed. The year-end reserve estimates were independently prepared by DeGolyer and MacNaughton and William M. Cobb & Associates Inc., independent reservoir engineering firms, in accordance with Securities and Exchange Commission and Financial Accounting Standards Board standards.

2007 PLANS
TXCO projects its drilling program in 2007 will be the largest ever. Even before announcement of the Output Exploration acquisition in February 2007, the company had projected a record capital expenditure program. A CAPEX budget of $70-$75 million calls for 90-plus wells in addition to leasehold and infrastructure additions.
The emerging San Miguel oil sands play will receive special emphasis, $7.6 million for 21 wells. The Glen Rose formation would continue to receive the largest share of the CAPEX budget, $43.6 million for 48 wells, including 36 wells targeting the Porosity oil play.
Other projects are three wells to the Pearsall resource play, $4.8 million; five Georgetown wells, $4.9 million; and 11 wells, $3.1 million, as TXCO continues to downspace its Pena Creek San Miguel waterflood. Some $6.5 million has been earmarked for leasehold additions, infrastructure improvements and other projects.
In the Marfa Basin, TXCO has earmarked $3 million for the first new well on its acreage.
Output has set out a $15 million CAPEX for 2007, to be funded from cash flow, prior to the acquisition announcement, with an emphasis on its core Fort Trinidad Field in East Texas. Some $6 million would go toward 13 wells to be drilled in the field. Other Gulf Coast projects will be funded for $4.9 million. In Output’s Midcontinent acreage in western Oklahoma, $4.5 million will go for drilling and other projects.

DIRECTORS AND MANAGEMENT

BOARD OF DIRECTORS

James E. Sigmon
Chairman of the Board, President and Chief Executive Officer
The Exploration Company
San Antonio, Texas

Michael J. Pint
Investments and Banking
Naples, Florida
Member, Audit Committee
Member, Compensation Committee
Member, Governance and Nominating Committee

Robert L. Foree Jr.
Chairman and President
Foree Oil Company
Dallas, Texas
Chairman, Governance and Nominating Committee
Member, Audit Committee
Member, Compensation Committee

Alan L. Edgar
President
Cochise Capital
Dallas, Texas

Dennis B. Fitzpatrick
President and Chief Executive Officer
D.B. Fitzpatrick & Co. Inc.
Boise, Idaho
Chairman, Audit Committee
Member, Compensation Committee
Member, Governance and Nominating Committee

Jon Michael Muckleroy
Private Investments
Orlando, Florida
Chairman, Compensation Committee
Member, Audit Committee
Member, Governance and Nominating Committee

Each board member name was accompanied by a photograph of that member.

EXECUTIVE OFFICES AND KEY EMPLOYEES

James E. Sigmon
Chairman of the Board, President and Chief Executive Officer

James J. Bookout
Vice President and Chief Operating Officer

P. Mark Stark
Vice President, Treasurer and Chief Financial Officer

M. Frank Russell
Vice President and General Counsel

Roberto R. Thomae
Corporate Secretary
Vice President, Capital Markets

Richard A. Sartor
Controller

Robert E. Lee Jr.
Land Manager

Sherry L. Fletcher
Reservoir Manager

Paul D. Hart
Communications Manager

Stephen P. Carter
Drilling Manager

Steven R. Cruse
Marketing-Pipeline Manager

E. Scott Graef
Production Manager

INSIDE BACK COVER
SHAREHOLDER INFORMATION
CORPORATE OFFICES
The Exploration Company of Delaware, Inc.
777 East Sonterra Boulevard, Suite 350
San Antonio, Texas 78258
Phone:	(210) 496-5300
Fax:	(210) 496-3232
E-mail:	txco@txco.com
Web site:	www.txco.com

AUDITORS
Akin, Doherty, Klein & Feuge, P.C.
San Antonio, Texas

INDEPENDENT RESERVOIR ENGINEERS
DeGolyer and MacNaughton
Dallas, Texas
William M. Cobb & Associates, Inc.
Dallas, Texas

TRANSFER AGENT
American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10038
Investor Relations Number:	(800) 937-5449
Outside U.S.:	(718) 921-8124
Web site:	www.amstock.com

Shareholders should contact the company’s transfer agent directly for information regarding changes of address, registration of shares, transfers or lost certificates, or for other shareholder account information.

CUSIP NUMBER
302133202

STOCK EXCHANGE LISTING
The Exploration Company’s common stock trades on the Nasdaq Global Select Market under the symbol TXCO.

At March 13, 2007, the Company had 33,272,279 shares of common stock outstanding held by 1,117 shareholders of record and approximately 8,600 shareholders whose stock was held in street name.

SHAREHOLDER RELATIONS
The Exploration Company incorporates herein its 2006 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. A copy of the Form 10-K, quarterly reports, or other company financial communications will be furnished, without charge, to any owner of company stock, upon written request to the Corporate Secretary. Copies also are available on the company’s Web site at www.txco.com.

2006 STOCK PERFORMANCE
	HIGH	LOW	CLOSE	AVERAGE DAILY VOLUME
1st Quarter	$13.09	$6.40	$11.24	490,273
2nd Quarter	$12.77	$8.76	$10.66	483,267
3rd Quarter	$13.26	$8.68	$9.57	400,533
4th Quarter	$14.62	$8.76	$13.34	375,927

2007 ANNUAL SHAREHOLDER MEETING
The Exploration Company cordially invites all shareholders to attend TXCO’s annual meeting, which will be held at 10 a.m., Central Daylight Time, Friday, May 11, at the San Antonio Petroleum Club, 8620 North New Braunfels Avenue, Suite 700, San Antonio, Texas 78217.

ABBREVIATIONS
bbls -- Barrels, equal to 42 U.S. gallons
bcf -- Billion cubic feet of natural gas
bcfe -- Billion cubic feet equivalent
BO -- Barrels of oil
BOE / MBOE -- Barrels of oil equivalent / thousand barrels of oil equivalent
BOPD -- Barrels of oil per day
Btu -- British thermal unit, a measure of heat energy
mbbls -- Thousand barrels
mcf -- Thousand cubic feet
mmBtu / mmBtu -- Million British thermal units / mmBtu per day mmcf / mmcfd -- Million cubic feet / million cubic feet per day mmcfe / mmcfed -- Million cubic feet equivalent / mmcfed per day
WI -- Working interest

GLOSSARY OF TERMS
Acreage Position -- Gross/net mineral acres held under a lease or option.
AMI -- Area of mutual interest.
Barrel of Oil Equivalent -- One barrel of crude oil is approximately the energy equivalent of 6,000 cubic feet of natural gas.
Cash Flows -- Net cash provided by operating activities.
Debt-to-Asset Ratio -- Total liabilities divided by total assets.
Ebitda and Ebitdax -- Non-standard measures of cash flow. Ebitda represents earnings before income taxes, interest expense, depreciation, depletion, amortization, impairment and abandonment expense. Ebitdax equals Ebitda plus exploration expense. See TXCO’s Web site at www.txco.com/gaaprecon.html for a reconciliation of non-GAAP financial measures.
Enterprise Value -- Diluted shares (assuming exercise of all outstanding options and warrants), times share price, plus debt, plus preferred equity, less cash and equivalents.
EUR -- Estimated ultimate recovery, as estimated by independent reservoir engineers.
Finding and Development Costs -- Includes exploration costs and actual drilling costs incurred compared to the volume of new reserves added, prior to any revisions in engineering estimates.
Gross Profit -- Oil and gas revenues less operating expenses and general and administrative costs.
Gross Profit Return on Investment -- Gross profit divided by finding and development costs.

Reserves -- Estimated quantities of crude oil and natural gas in the ground that geological and engineering analysis indicate are recoverable. Proved reserves are oil and gas that can be produced commercially with reasonable certainty. Probable reserves are oil and gas with at least a 50 percent chance of being commercially recoverable. Possible reserves are unproved quantities oil and gas that may or may not be commercially recoverable.
Resource Play -- A geologic formation containing oil or gas that covers a wide area and has generally predictable drilling, production and reserve results.
2-D/3-D Seismic -- Electronic images created by bouncing sound waves off underground rock formations. Technicians use this data to create computer-generated images in either two or three dimensions to locate formations favorable to finding oil or natural gas accumulations.

Forward-Looking Statements: This annual report contains discussions of certain non-historical matters, including statements regarding intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions about the future of TXCO and its management, that are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the company believes such statements are based on reasonable assumptions, no assurance can be given that every objective will be achieved. It is important to note actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. For more information on the risks involved, read the Form 10-K included with this annual report to shareholders. Also, visit TXCO’s Web site at www.txco.com to view other SEC filings and corporate information.

CUTLINES

The following are captions from the photographs throughout the Annual Report.

1) James E. Sigmon

2) TXCO Chairman, President and CEO James E. Sigmon, left, and Nasdaq Executive Vice President Bruce Aust pose in front of Nasdaq’s Times Square office in New York, moments after Sigmon participated in the stock exchange’s morning opening ceremony. TXCO moved up to Nasdaq’s top-tier Global Select market in 2006, indicative of its growing presence among U.S. oil and gas producers.

3) A rainbow frames a workover rig on the Simpson 1, a re-entry and TXCO’s first well on its Marfa Basin acreage in West Texas. The project was the initial step in an effort to measure the potential of the Barnett and Woodford shales.

4) Above: TXCO’s drilling rig Òmakes holeÓ on a Maverick Basin well. The company acquired the rig in 2006, which allows it to expand drilling operations at an economical cost. With thousands of drilling locations identified in the basin, TXCO can keep the rig busy for many years to come.

5) Left: The steam generator on TXCO’s San Miguel oil sands pilot project provides ultra-hot steam used to heat and loosen the abundant heavy oil present in the formation. The company plans to expand the project and has 21 wells allocated in its 2007 capital budget.

6) Seated from left: Roberto R. Thomae, Richard A. Sartor, James E. Sigmon. Standing from left: P. Mark Stark, James J. Bookout, M. Frank Russell.

CHARTS

The following data was shown on bar charts that were included in the Annual Report, all of which showed data by year from 2002 through 2006 in millions of dollars, except that proved reserves and production were shown in bcfe.

1)	TOTAL REVENUES: 02 -- 19.0; 03 -- 39.5' 04 -- 57.7; 05 -- 67; and 06 -- 72.4.
2)	EBITDA/EBITDAX: 02 -- 7.6/9.2; 03 -- 12.7/14.9; 04 -- 18.1/20.6; 05 -- 21.3/24.6; and 06 -- 37.3/40.3.
3)	STOCKHOLDERS' EQUITY: 02 -- 37.0; 03 -- 42.8; 04 -- 65.7; 05 -- 83.3; and 06 -- 123.7.
4)	PROVED RESERVES - oil/gas: 02 -- 8.9/14.6; 03 -- 12.8/15.6; 04 -- 20.2/17.7; 05 -- 29.7/9.7; and 06 -- 33.5/7.9.
5)	TOTAL ASSETS: 02 -- 53; 03 -- 84.2; 04 -- 114.2; 05 -- 109.5; and 06 -- 143.8.
6)	NET INCOME: 02 -- (0.3); 03 -- 0.04; 04 -- 2.8; 05 -- 13.7; and 06 -- 7.2.
7)	INCOME FROM OPERATIONS: 02 -- (0.06); 03 -- 1.45; 04 -- 5.89; 05 -- 6.71; and 06 -- 10.54.
8)	CASH FLOW FROM OPERATIONS: 02 -- 7.4; 03 -- 15.2; 04 -- 16.4; 05 -- 6.3; and 06 -- 24.7.
9)	PRODUCTION - oil/gas: 02 -- 1.9/2.5; 03 -- 2.7/2.1; 04 -- 1.9/3; 05 -- 2.4/2.2; and 06 -- 4.7/1.1.